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SELLING AGREEMENT

Dear Securities Dealer:

Franklin Distributors, LLC (“we”, “our” or “us”) invites you to participate in the selling and/or distribution of shares of the Franklin Templeton investment companies (the “Funds”, or each a “Fund”) for which we now or in the future serve as principal underwriter, subject to the terms of this Agreement. We will notify you from time to time of the Funds that are eligible for distribution and the terms of compensation under this Agreement. This Agreement supersedes any prior dealer or selling agreements between us, as stated in Section 28, below.

1. Licensing.

(a)	You represent that you are (i) a broker or dealer validly registered with U.S. Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and are presently licensed to the extent necessary by the appropriate regulatory agency of each jurisdiction in which you will offer and sell shares of the Funds, (ii) a broker, dealer or other company licensed, registered or otherwise qualified to effect transactions in securities in a country (a “foreign country”) other than the United States of America (the “U.S.”) where you will offer or sell shares of the Funds, or (iii) a “bank” as defined in Section 3(a)(6) of the 1934 Act (“Bank”) and are not required to register as a broker-dealer under the 1934 Act, at the time of each transaction subject to this Selling Agreement (“Agreement”). If you are a member of FINRA, you agree that termination or suspension of such membership with FINRA, or of your license to do business by any regulatory agency having jurisdiction, at any time shall terminate or suspend this Agreement forthwith and shall require you to notify us in writing of such action. If you are not a member of FINRA but are a broker, dealer or other company subject to the laws of a foreign country, you agree to conform to the Conduct Rules of FINRA. This Agreement is in all respects subject to the Conduct Rules of FINRA, particularly Conduct Rule 2830 of FINRA, which shall control any provision to the contrary in this Agreement.
(b)	If you are a broker or dealer, you agree to notify us immediately in writing if at any time you are not a member in good standing of the Securities Investor Protection Corporation (“SIPC”).

2. Banking Laws.

(a)	If you are a Bank, you represent and warrant that, with respect to any and all transactions in shares of the Funds pursuant to this Agreement, it is understood and agreed in each case that unless otherwise agreed to by us in writing: (i) you shall be acting solely as agent for the account of your customer; (ii) each transaction shall be initiated solely upon the order of your customer; (iii) we shall execute transactions only upon receiving instructions from you acting as agent for your customer; (iv) as between you and your customer, your customer will have full beneficial ownership of all shares of the Funds; (v) each transaction shall be for the account of your customer and not for your account; (vi) each order will comply with the applicable terms and conditions governing the placement of orders as set forth in the applicable then-current prospectus and statement of additional information (hereafter, the “Prospectus”) including restrictions on frequent trading, imposition of redemption fees and maintenance of account balance minimums; and (vii) you are legally permitted to receive all compensation contemplated by this Agreement and, if acting as a fiduciary, the receipt of such compensation is consistent with your fiduciary obligations.
(b)	If you are a Bank or distributing through a Bank affiliate, you or the affiliate represent and warrant that you or the affiliate are: (i) not in violation of any banking law, rule or regulations as to which you are subject and that the transactions contemplated by this Agreement will not result in any violations of any banking law, rule or regulation, and (ii) exempt from registration under the 1934 Act as a broker-dealer and will continue to be exempt from registration as long as this Agreement is in effect. You agree to notify us immediately in the event that you are no longer exempt from registration under the 1934 Act as a broker-dealer. We shall have the right to terminate this Agreement immediately upon receipt of information that you are no longer exempt from registration under the 1934 Act as a broker-dealer.
(c)	You further represent and warrant to us that you will use your best efforts to ensure that any purchase of shares of the Funds by, or on behalf of, your customers constitutes a suitable investment for such customers.

3. Sales of Fund Shares. You may offer and sell shares of each Fund and class of each Fund only at the public offering price which shall be applicable to, and in effect at the time of, each transaction. The procedures relating to all orders and the handling of them shall be subject to the terms of the applicable Prospectus and new account application, including amendments, for each such Fund and each class

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of such Fund, and our written instructions from time to time. This Agreement is not exclusive, and either party may enter into similar agreements with third parties.

4. Duties of Dealer. You agree:

(a)	Except as otherwise provided herein, to act as principal, or as agent on behalf of your customers, in all transactions in shares of the Funds. Except as otherwise provided, you shall not have any authority to act as agent for the issuer (the Funds), for the Principal Underwriter, or for any other dealer in any respect, nor will you represent to any third party that you have such authority or are acting in such capacity.
(b)	To purchase shares of the Funds only from us or from your customers.
(c)	To enter orders for the purchase of shares of the Funds only from us and only for the purpose of covering purchase orders you have already received from your customers or for your own bona fide investment.
(d)	To maintain records of all sales, redemptions and repurchases of shares made through you and to furnish us with copies of such records on request.
(e)	To distribute Prospectuses, reports and other regulatorily required documents to your customers in compliance with applicable legal requirements, except to the extent that we expressly undertake to do so on your behalf.
(f)	That you will not withhold placing customers’ orders for shares so as to profit yourself as a result of such withholding or place orders for shares in amounts just below the point at which sales charges are reduced so as to benefit from a higher sales charge applicable to an amount below the breakpoint.
(g)	That if any shares confirmed to you or your customer hereunder are repurchased or redeemed by any of the Funds within seven (7) business days after such confirmation of the original order, you shall forthwith refund to us the full concession, allowed to you on such orders, including any payments we made to you from our own resources as provided in Section 7(b) hereof with respect to such orders. We shall notify you of such repurchase or redemption within a reasonable time after settlement. Termination or suspension of this Agreement shall not relieve you or us from the requirements of this subsection.
(h)	That if payment for the shares purchased is not received within the time customary or the time required by law for such payment, the sale may be canceled without notice or demand and without any responsibility or liability on our part or on the part of the Funds, or at our option, we may sell the shares which you ordered back to the Funds, in which latter case we may hold you responsible for any loss to the Funds or loss of profit suffered by us resulting from your failure to make payment as aforesaid. We shall have no liability for any check or other item returned unpaid to you after you have paid us on behalf of a purchaser. We may refuse to liquidate the investment unless we receive the purchaser’s signed authorization for the liquidation.
(i)	That you shall assume responsibility for any loss to the Funds caused by a correction made subsequent to trade date, provided such correction was not based on any error, omission or negligence by us, and that you will immediately pay such loss to the Funds upon notification.
(j)	That if on a redemption which you have ordered, instructions in proper form, including outstanding certificates, are not received within the time customary or the time required by law, the redemption may be canceled forthwith without any responsibility or liability on our part or on the part of any Fund, or at our option, we may buy the shares redeemed on behalf of the Fund, in which latter case we may hold you responsible for any loss to the Fund or loss of profit suffered by us resulting from your failure to settle the redemption.
(k)	To obtain from your customers all consents required by applicable privacy laws (1) to permit us, any of our affiliates or the Funds to provide you either directly or through a service established for that purpose with confirmations, account statements and other information about your customers’ investments in the Funds, and (2) to permit you and your registered representatives, agents, independent contractors and/or employees to transmit and receive confidential information concerning such customers to or from us and through our websites at franklintempleton.com, AdvisorCentral.com, dstvision.com and such other URL(s) through which we may permit you to conduct business concerning the Funds from time to time (referred to collectively as the “Sites”).
(l)	That orders for the purchase of Fund shares shall be placed by you only for customers for whom you have appropriate identification as required by applicable anti-money laundering laws or policies in your jurisdiction.
(m)	To the extent you are a “financial intermediary” with respect to the Funds, as that term is defined in Appendix A and Rule 22c-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), to comply with the additional terms and conditions set forth on Appendix A.

5. Duties of Dealer: Retirement Accounts. In connection with orders for the purchase of shares on behalf of an individual retirement account, self-employed retirement plan or other retirement accounts, by mail, telephone, wire or through the Sites you shall act as agent for the custodian or trustee of such plans and you shall not place such an order until you have received from your customer

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payment for such purchase and, if such purchase represents the first contribution to such a plan, the completed documents necessary to establish the plan and enrollment in the plan. You agree to indemnify us and Franklin Templeton Bank & Trust, F.S.B. and/or Fiduciary Trust International of the South as applicable for any claim, loss or liability resulting from incorrect investment instructions received from you which cause a tax liability or other tax penalty.

6. Conditional Orders; Certificates. We will not accept from you any conditional orders for shares of any of the Funds. Delivery of certificates or confirmations for shares purchased shall be made by the Funds only against constructive receipt of the purchase price, subject to deduction for your concession and our portion of the sales charge, if any, on such sale. No certificates for shares of the Funds will be issued, unless specifically requested.

7. Dealer Compensation.

(a)	On each purchase of shares by you from us, the total sales charges and your dealer concessions shall be as stated in each Fund’s then-current Prospectus, subject to FINRA rules and applicable laws. Such sales charges and dealer concessions are subject to reductions under a variety of circumstances as described in the Funds’ Prospectuses. For an investor to obtain these reductions, we must be notified at the time of the sale that the sale qualifies for the reduced charge. If you fail to notify us of the applicability of a reduction in the sales charge at the time the trade is placed, neither we nor any of the Funds will be liable for amounts necessary to reimburse any investor for the reduction which should have been effected.
(b)	In accordance with the Funds’ Prospectuses, we or our affiliates may, but are not obligated to, make payments to you from our own resources as compensation for certain sales which are made at net asset value (“Qualifying Sales”). If you notify us of a Qualifying Sale, we may make a contingent advance payment up to the maximum amount available for payment on the sale. If any of the shares purchased in a Qualifying Sale are repurchased or redeemed within twelve (12) months of the month of purchase or, if different, the period stated in the applicable Prospectuses of the Funds, we shall be entitled to recover any advance payment attributable to the repurchased or redeemed shares by reducing any account payable or other monetary obligation we may owe to you or by making demand upon you for repayment in cash. We reserve the right to withhold advances to you, if for any reason we believe that we may not be able to recover unearned advances from you. Termination or suspension of this Agreement shall not relieve you or us from the requirements of this subsection.
(c)	You agree to waive payment of any dealer concessions payable to you by us until such time as we are in receipt of such dealer concessions.

8. Redemptions or Repurchases. Redemptions or repurchases of shares of the Funds will be made at the net asset value of such shares, less any applicable deferred sales or redemption charges, in accordance with the applicable Prospectuses of the Funds. Except as permitted by applicable law, you agree not to purchase any shares from your customers at a price lower than the net asset value of such shares next computed by the Funds after the purchase is made by you (the “Redemption/Repurchase Price”). You shall, however, be permitted to sell shares of the Funds for the account of the record owner to the Funds at the Redemption/ Repurchase Price for such shares.

9. Exchanges. Exchange orders will be effective only for uncertificated shares or for which share certificates have been previously deposited and may be subject to any fees or other restrictions set forth in the applicable Prospectuses. Exchanges from a Fund sold with no sales charge to a Fund which carries a sales charge, and exchanges from a Fund sold with a sales charge to a Fund which carries a higher sales charge may be subject to a sales charge in accordance with the terms of the applicable Fund’s Prospectus. You will be obligated to comply with any additional exchange policies described in the applicable Fund’s Prospectus, including, without limitation, any policy restricting or prohibiting excessive and/or short-term trading activity, the collection of redemption fees associated with such trading activity and the prohibition of “market timing,” as defined in the Prospectus.

10. Transaction Processing. All orders are subject to acceptance by us and by the Fund or its transfer agent, and become effective only upon confirmation by us. If required by law, each transaction shall be confirmed in writing on a fully disclosed basis and if confirmed by us, a copy of each confirmation shall be sent to you if you so request. All sales are made subject to receipt of shares by us from the Funds. We reserve the right in our discretion, without notice, to suspend the sale of shares of the Funds or withdraw the offering of shares of the Funds entirely. Orders will be effected at the price(s) next computed on the day they are received if, as set forth in the applicable Fund’s current Prospectus, the orders are received by us or an agent appointed by us or the Fund prior to the close of trading on the New York Stock Exchange, generally 4:00 p.m. eastern time (“Close of Trading”). Orders received after that time will be effected at the price(s) computed on the next business day. All orders must be accompanied by payment in U.S. dollars. Orders payable by check must be drawn payable in U.S. dollars on a U.S. bank, for the full amount of the investment.

If you have entered into a FundSERV Agreement with us to effect transactions in Fund shares through FundSERV, you are hereby authorized to act on our behalf for the limited purpose of receiving purchase, exchange and redemption orders for Fund shares executed through FundSERV. You represent and warrant that all orders for the purchase, exchange or redemption of Fund shares transmitted to FundSERV for processing on or as of a given business day (Day 1) shall have been received by you prior to the Close of Trading on Day 1. Such orders shall receive the share price next calculated following the Close of Trading on Day 1. You represent and warrant that orders received by you after the Close of Trading on Day 1 shall be treated by you and transmitted to FundSERV as

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if received on the next business day (Day 2). Such orders shall receive the share price next calculated following the Close of Trading on Day 2. You represent that you have systems in place reasonably designed to prevent orders received after the Close of Trading on Day 1 from being executed with orders received before the Close of Trading on Day 1.

11.     Multiple Classes. We may from time to time provide to you written compliance guidelines or standards relating to the sale or distribution of Funds offering multiple classes of shares (each, a “Class”) with different sales charges and distribution related operating expenses. In addition, you will be bound by any applicable rules or regulations of government agencies or self-regulatory organizations generally affecting the sale or distribution of shares of investment companies offering multiple classes of shares.

12.     Rule 12b- 1 Plans. You are invited to participate in all distribution plans (each, a “Plan”) adopted for a Class of a Fund or for a Fund that has only a single Class (each, a “Plan Class”) pursuant to Rule 12b-1 under the 1940 Act.

To the extent you provide administrative and other services, including, but not limited to, furnishing personal and other services and assistance to your customers who own shares of a Plan Class, answering routine inquiries regarding a Fund or Class, assisting in changing account designations and addresses, maintaining such accounts or such other services as a Fund may require, to the extent permitted by applicable statutes, rules or regulations, we shall pay you a Rule 12b-1 servicing fee. To the extent that you participate in the distribution of Fund shares that are eligible for a Rule 12b-1 distribution fee, we shall also pay you a Rule 12b-1 distribution fee. All Rule 12b-1 servicing and distribution fees shall be based on the value of shares attributable to customers of your firm and eligible for such payment, and shall be calculated on the basis and at the rates set forth in the compensation schedule then in effect for the applicable Plan (the “Schedule”). Without prior approval by a majority of the outstanding shares of a particular Class of a Fund which has a Plan, the aggregate annual fees paid to you pursuant to such Plan shall not exceed the amounts stated as the “annual maximums” in such Plan Class’ Prospectus, which amount shall be a specified percent of the value of such Plan Class’ net assets held in your customers’ accounts which are eligible for payment pursuant to this Agreement (determined in the same manner as such Plan Class uses to compute its net assets as set forth in its effective Prospectus).

You shall furnish us and each Fund that has a Plan Class (each, a “Plan Fund”) with such information as shall reasonably be requested by the Board of Directors, Trustees or Managing General Partners (hereinafter referred to as “Directors”) of such Plan Fund with respect to the fees paid to you pursuant to the Schedule of such Plan Fund. We shall furnish to the Directors of the Plan Funds, for their review on a quarterly basis, a written report of the amounts expended under the Plans and the purposes for which such expenditures were made.

Each Plan and the provisions of any agreement relating to such Plan must be approved annually by a vote of the Directors of the Fund that has such Plan, including such persons who are not interested persons of such Plan Fund and who have no financial interest in such Plan or any related agreement (“Rule 12b-1 Directors”). Each Plan or the provisions of this Agreement relating to such Plan may be terminated at any time by the vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding shares of the Class that has such Plan in accordance with the relevant Fund’s prospectus and the associated Plan, without payment of any penalty. A Plan or the provisions of this Agreement may also be terminated by any act that terminates the underwriting agreement between us and the Fund that has such Plan, and/or the management or administration agreement between Franklin Advisers, Inc. or Templeton Investment Counsel, LLC or their affiliates and such Plan Fund. In the event of the termination of a Plan for any reason, the provisions of this Agreement relating to such Plan will also terminate.

Continuation of a Plan and provisions of this Agreement relating to such Plan are conditioned on Rule 12b-1 Directors being ultimately responsible for selecting and nominating any new Rule 12b-1 Directors. Under Rule 12b-1, Directors of any of the Plan Funds have a duty to request and evaluate, and persons who are party to any agreement related to a Plan have a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan or any agreement should be implemented or continued. Under Rule 12b-1, a Plan Fund is permitted to implement or continue a Plan or the provisions of this Agreement relating to such Plan from year to year only if, based on certain legal considerations, the Directors of such Plan Fund are able to conclude that such Plan will benefit the Plan Class. Absent such yearly determination, such Plan and the provisions of this Agreement relating to such Plan must be terminated as set forth above. In addition, any obligation assumed by a Fund pursuant to this Agreement shall be limited in all cases to the assets of such Fund and no person shall seek satisfaction thereof from shareholders of a Fund. You agree to waive payment of any amounts payable to you by us under a Fund’s Plan until such time as we are in receipt of such fee from the Fund.

The provisions of the Plans between the Plan Funds and us shall have control over the provisions of this Agreement in the event of any inconsistency.

13.     Registration of Shares. Upon request, we shall notify you of the states or other jurisdictions in which each Fund’s shares are currently noticed, registered or qualified for offer or sale to the public. We shall have no obligation to make notice filings of, register or qualify, or to maintain notice filings of, registration of or qualification of, Fund shares in any particular state or other jurisdiction. We shall have no responsibility, under the laws regulating the sale of securities in any U.S. or foreign jurisdiction, for the registration, qualification or licensed status of persons offering or selling Fund shares or for the manner of offering or sale of Fund shares. If it is necessary to file notice of, register or qualify Fund shares in any foreign jurisdictions in which you intend to offer the shares of any Funds in compliance

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with the Funds’ policies on offering of Fund shares, as communicated to you from time to time, it will be your responsibility to arrange for and to pay the costs of such notice filing, registration or qualification; prior to any such notice filing, registration or qualification, you will notify us of your intent and of any limitations that might be imposed on the Funds, and you agree not to proceed with such notice filing, registration or qualification without the written consent of the applicable Funds and of ourselves. Except as stated in this section, we shall not, in any event, be liable or responsible for the issue, form, validity, enforceability and value of such shares or for any matter in connection therewith, and no obligation not expressly assumed by us in this Agreement shall be implied. Nothing in this Agreement shall be deemed to be a condition, stipulation or provision binding any person acquiring any security to waive compliance with any provision of the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), the 1940 Act, the rules and regulations of the SEC or any applicable laws or regulations of any government or authorized agency in the U.S. or any other country having jurisdiction over the offer or sale of shares of the Funds, or to relieve the parties hereto from any liability arising under such laws, rules and regulations.

Correspondent Relationships. If, where permitted in compliance with the Funds’ policies on offering of Fund shares, as communicated to you from time to time, you maintain relationships with unaffiliated introducing brokers or dealers or unaffiliated brokers or dealers who clear through you (“Correspondent” or “Correspondents”) that have not entered into a Selling Agreement or a Shareholder Services Agreement with us, you represent and warrant that:

(a)	your contract with each Correspondent requires each Correspondent to comply with applicable law, including but not limited to anti-money laundering, each Fund’s registration statement, each Fund’s polices against late trading and market timing, and with the terms of this Agreement;

(b)	you maintain a due diligence process in evaluating and monitoring each Correspondent’s compliance procedures, including procedures to comply with applicable law, including but not limited to anti-money laundering, each Fund’s registration statement, each Fund’s polices against late trading and market timing, and with the terms of this Agreement; and

(c)	you will indemnify and hold harmless each Fund, us, and each officer, employee, affiliate and our agents from and against any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expenses of any nature arising out of any act or omission by a Correspondent in violation of applicable law, including but not limited to anti-money laundering, each Fund’s registration statement, each Fund’s polices against late trading and market timing, and with the terms of this Agreement to the same extent as if you had committed such act or omission.

15.       Compliance Rule. You agree to provide us with any assistance or report that we reasonably request in order to fulfill our duties to assist the Funds with compliance with Rule 38a-1 under the 1940 Act, in our capacity as principal underwriter to each Fund.

16.       Anti-Bribery and Corruption. You represent and warrant that you understand the requirements of all applicable laws, rules or regulations relating to bribery and corruption both in the your home jurisdiction and in any other jurisdictions which may have a connection to the services performed by you in connection with this Agreement. You further represent and warrant that you will fully and faithfully comply with all requirements of such laws, rules or regulations in connection with all activities under or in any way connected with this Agreement and such requirements that the we may notify you.

17.       FATCA Compliance.

(a)	As used herein, “FATCA” means (i) Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended from time to time, the regulations promulgated from time to time by the U.S. Department of Treasury thereunder, and administrative guidance issued by the U.S. Internal Revenue Service with respect thereto; (ii) any law, regulation or other official guidance enacted in or issued by any non-U.S. jurisdiction, or any intergovernmental agreement between the U.S. and any other jurisdiction, that facilitates the implementation of any of the authorities listed in clause (i); and (iii) any private agreement you or any of your affiliates has entered into with the U.S. Internal Revenue Service, the U.S. government, or any governmental or taxation authority in any other jurisdiction that facilitates the implementation of any of the authorities listed in clauses (i) and (ii).

(b)	You represent, confirm and agree that for all of your customers investing in Fund shares through an account of a type below, you (i) directly, or through someone acting on your behalf, will file any required U.S. federal income tax reporting and remit all applicable U.S. federal income tax withholding (including without limitation any backup withholding and any withholding and other compliance required by FATCA) in accordance with applicable tax law (including FATCA), with respect

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to such customer accounts, (ii) will, at such times as required by FATCA, have a reporting and verification program in place for your customers that complies with FATCA and will otherwise comply with FATCA with respect to such customers, and (iii) will promptly provide (or arrange for the prompt provision) to us, upon our reasonable request, confirmation that you and your customers have complied with all applicable obligations under applicable tax law (including FATCA).

(c)	You represent, confirm and agree that for all of your customers investing in Fund shares through an account of a type other than those described below, you will promptly provide to us, upon our reasonable request, such information and documentation as may be necessary for us and the Funds to file any required U.S. federal income tax reporting and remit all applicable U.S. federal income tax withholding, including without limitation backup withholding and any withholding or other compliance required by FATCA.

Account Types	Description
Network Level 3 Accounts	Network Level 3 Accounts, as that term is used by the National Securities Clearing Corporation (NSCC), refer to accounts for which you maintain full client control, including the handling of all orders, customer statements and reporting.
Trust Networked Accounts	Trust Networked Accounts refer to Network Level 0, as that term is used by the NSCC, trust accounts for which you maintain all customer account-level information.
Non-NSCC Accounts Similar to the Foregoing	Non-NSCC accounts for which you maintain full client control, including the handling of all orders, customer statements and reporting, or for which you maintain all customer account-level information.

(d)	You acknowledge that, notwithstanding anything to the contrary in the Agreement (and with the exception of certain Trust Networked Accounts as described below), for those accounts of your customers for which we and/or the Fund provide certain shareholder services (similar to the services to be provided if those accounts were maintained as “direct to the Fund” accounts), unless otherwise agreed to by the parties, we and/or the Fund shall only be responsible for the following: (i) regulatory mailings, (ii) client notifications, (iii) tax reporting, (iv) statement production, (v) daily trade confirmations and (vi) providing online access to their account information. You shall be responsible for providing all other services and performing all other tasks as described in this Agreement.

For Trust Networked Accounts maintained on the books of a Fund, we and/or the Fund shall only be responsible for regulatory mailings, and you shall be responsible for providing all other services and performing all other tasks as described in this Agreement.

18.       Alternative Investment Fund Managers Directive.

(a)	You acknowledge and agree that in connection with your services to us and/or the Funds you are aware that neither the Funds’ investment manager, nor the Funds are currently approved, registered or otherwise permitted to market to prospective investors which are domiciled in, or with a registered office in, any jurisdiction within the Member States of the European Union and the European Economic Area (together, the “EEA”) under any legislation implementing the Alternative Investment Fund Managers Directive, (“AIFMD”), and the supplementing Level 2 Delegated Regulation to the AIFMD in the relevant country.

(b)	You further acknowledge and agree that the Funds are only available for sale to residents of the United States and that pursuant to your appointment by us as our intermediary, you are hereby prohibited from performing any marketing activities relating to the Funds which involve prospective investors domiciled in, or with a registered office in, any jurisdiction within the EEA with immediate effect (the “Instruction”).

(c)	You further acknowledge and agree that you shall be solely responsible and liable for any failure by you to comply with the Instruction, including anyliability for any and all direct or indirect costs, claims, expenses, liabilities or losses, including

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attorney’s fees resulting, which may arise from any alleged violation of the AIFMD, the AIFMD Level 2 Regulation, or any legislation implementing the AIFMD and the AIFMD Level 2 Regulation in the relevant country related to the offer or sale by you of shares of the Funds.

19.    Money Market Funds.

(a)       Retail Money Market Funds.

(i)       You acknowledge and agree that any Fund identified in a Prospectus as a retail money market fund (each, a “Retail Money Market Fund”) is available for purchase only by natural persons as described in the Retail Money Market Fund’s then current prospectus and as consistent with applicable laws and regulations and interpretations by the SEC or its staff (each a “Natural Person or “Natural Persons” in the plural);

(ii)       You represent, confirm, and agree that, with respect to shares of any Retail Money Market Fund purchased, or held by or on behalf of your customers, you have adopted and implemented, or will adopt and implement, policies and procedures reasonably designed to limit all beneficial owners of the Retail Money Market Fund to Natural Persons, and that such procedures will remain in effect on an ongoing basis and will continue to be reasonably designed to limit all beneficial owners of the Retail Money Market Fund to Natural Persons at all times while this Agreement is in effect.

(iii)       You will promptly redeem any shareholder of a Retail Money Market Fund that is determined not to be a Natural Person, consistent with applicable laws and regulations. In the event you cannot redeem shares as provided in this subsection, you agree to promptly notify the Retail Money Market Fund and to comply with any requests from us or the Retail Money Market Fund relating to the involuntary redemption of such shares (including shares held in an omnibus account).

(iv)       If you operate a correspondent clearing platform or similar clearing platform you confirm and agree that:

(1)       Your agreement with each introducing broker contains a provision requiring such introducing broker to allow the purchase of shares of a Retail Money Market Fund only by Natural Persons.

(2)       Your agreement with each introducing broker contains a provision requiring the introducing broker to adopt and implement, prior to selling shares of a Retail Money Market Fund, policies and procedures reasonably designed to limit all beneficial owners of the Retail Money Market Fund to Natural Persons, and that such procedures will remain in effect on an ongoing basis and will continue to be reasonably designed to limit all beneficial owners of the Retail Money Market Fund to Natural Persons.

(3)       You will redeem, or instruct the introducing broker to redeem, any shareholder of a Retail Money Market Fund that is a customer of an introducing broker that is determined not to be a Natural Person, consistent with applicable laws and regulations. In the event you or the introducing broker cannot redeem shares as provided in this subsection, you agree to promptly notify the Retail Money Market Fund and to comply with any requests from us or the Retail Money Market Fund relating to the involuntary redemption of such shares (including shares held in an omnibus account).

(4)       As an alternative to (a)(iv)(1) and (a)(iv)(2), above, you will not accept orders for the purchase of shares of a Retail Money Market Fund from an introducing broker that has not entered into a selling, services or similar agreement with us.

(b)       Liquidity Fees and Restrictions on Trading.

(i)       You have adopted and implemented, or will adopt and implement, procedures that are reasonably designed to apply, modify or remove liquidity fees and to suspend or resume redemptions at such time as specified by any money market Fund with the ability to implement liquidity fees and redemption gates, or us (the “Effective Time”), in accordance with this

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Agreement and that such procedures will remain in effect on an ongoing basis and will continue to be reasonably designed to apply, modify or remove liquidity fees and to suspend or resume redemptions, at an Effective Time, at all times while this Agreement is in effect.

(ii)       Upon notice from the Fund or us of the implementation of a liquidity fee, you will immediately impose such liquidity fee on all redemption requests received after such Effective Time and give appropriate and timely notice to investors of its imposition, and take such other actions or provide such information as may be reasonably requested by the Fund or us to impose such liquidity fee.

(iii)       Upon notice from the Fund or us of a change in the level of a liquidity fee currently in effect, you will immediately apply such new liquidity fee level on all redemption requests received after such Effective Time and give appropriate and timely notice to investors of its imposition, and take such other actions or provide such information as may be reasonably requested by the Fund or us to change the level of a liquidity fee.

(iv)       Upon notice from the Fund or us of the removal of a liquidity fee, you will immediately cease to impose such liquidity fee on all redemption requests received after such Effective Time, and take such other actions or provide such information as may be reasonably requested by the Fund or us to remove such liquidity fee.

(v)       If a Fund implements a liquidity fee, unless you undertake to calculate and remit liquidity fees in accordance with the Fund’s reasonable directions, you authorize such Fund or us to calculate the liquidity fee owed to the Fund as a result of the redemption of shares submitted through you (the “Fee Amount”) following the imposition of the liquidity fee and to withhold an amount equal to the Fee Amount from any redemption proceeds or other payments to you by the Fund in its sole discretion.

(vi) You acknowledge and agree that any liquidity fees collected by you are assets of the Fund.

(vii)       Any liquidity fees collected by you shall be paid to the Fund on the settlement date of the redemption.

(viii)       Any provision in any agreement between you and us for the sale of shares of a Fund that may be read to prevent or restrict the assessment of a liquidity fee or to prevent or restrict the suspension of redemptions is hereby superseded to the extent necessary.

(ix) Upon notice from the Fund or us that redemptions have been suspended, you will immediately suspend redemptions for all beneficial owners at the Effective Time and agree to reject any redemption orders in the Fund that it receives in good form while the redemption gate is in effect, and you will give appropriate and timely notice to beneficial owners of the imposition of the redemption gate and take such other actions or provide such information as may be reasonably requested by the Fund or us to suspend redemptions.

(x)       Upon notice from the Fund or us that redemptions are no longer suspended, you will immediately resume processing redemptions for all beneficial owners after the Effective Date and give appropriate and timely notice to beneficial owners that the redemption gate has been lifted, and take such other actions or provide such information as may be reasonably requested by the Fund or us to resume processing redemptions.

(xi)       You agree that the terms of this Agreement will apply to all beneficial owners, including those beneficial owners that are introduced to you by an introducing broker through a correspondent clearing relationship or similar relationship.

(xii) Failure to impose liquidity fees, to suspend redemptions or to provide a certification as required by this Agreement may result in the involuntary liquidation of all accounts in your name or beneficially held by your clients or customers in our sole discretion.

(xiii) In the event that you fail to impose a liquidity fee or that you process and pay a redemption request during a period when you have been notified of a suspension of redemptions, then you shall be liable to the Fund to pay, from your own assets, the amount of any liquidity fee that should have been assessed to the proceeds of the redemption and, if applicable, for the amount of any redemption proceeds for a redemption that is paid by you to a customer during a period when a suspension of redemptions is in effect.

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(c)       Intraday NAV Calculations.

(i)       Money market funds with a floating net asset value (“NAV”) in accordance with Rule 2a-7 under the 1940 Act shall hereinafter be referred to as “FNAV Funds.”

(ii)       With respect to each FNAV Fund, you shall not serve as the Fund’s dealer, agent, or designee for purposes of Rule 22c-1 under the 1940 Act in connection with the receipt of purchase, redemption or exchange orders (“Orders”). For the avoidance of doubt, you remain an agent of the Fund for any other purposes provided in this Agreement other than the receipt of Orders.

(iii)       Orders submitted in accordance with the preceding paragraph will be effected at the NAV calculated at the next determined NAV (“NAV Calculation Time”), as specified in the Fund’s then current Prospectus, following acceptance of the Order in good form by the Fund, Franklin Distributors, LLC transfer agent, or other agent authorized by the Fund to accept Orders. Notwithstanding the foregoing, a redemption order that a Fund determines, in its sole discretion, has been received in good order by you prior to notification of the imposition or modification of a liquidity fee or temporary suspension of redemptions may be paid by the Fund despite the imposition of a redemption gate or without the deduction of a liquidity fee or modified liquidity fee in the Fund’s sole discretion; provided, however, that the Fund may, in its sole discretion, require you to provide sufficient evidence or other documentation to verify that the redemption order was received in good order prior to notification of the imposition or modification of a liquidity fee or redemption gate.

(iv)       You understand and agree that you are solely responsible for (a) transmitting Orders to the Fund on a timely basis and (b) any losses to your customers for Orders accepted by you before, but received and accepted by the Fund after, a NAV Calculation Time.

(d)       Certification.

(i)       By signing this Agreement, you certify that you have adopted policies and procedures reasonably designed to comply with this Section 19 and that such policies and procedures will remain in effect during the term of this Agreement.

(ii)       Upon our reasonable request, you will promptly provide written certification that you continue to have policies and procedures in place reasonably designed to comply with this Section 19.

20.    Continuously Offered Closed- End Funds. This Section 20 relates solely to shares of Funds that represent a beneficial interest in shares issued by a fund that is a closed-end investment company registered under the 1940 Act that makes a continuous offering of its shares, for which we serve as principal underwriter, and that periodically repurchases or conducts tender offers of its shares (each, a “CE Fund”). Shares of a CE Fund that are offered to the public will be registered under the 1933 Act, and are expected to be offered during an offering period that may continue indefinitely (“Continuous Offering Period”). There is no guarantee that such a continuous offering will be maintained by a CE Fund. The Continuous Offering Period, shares of a CE Fund and certain of the terms on which such shares are offered shall be as described in the Prospectus of the CE Fund.

As set forth in a CE Fund’s then-current Prospectus, we may, but are not obligated to, provide you with appropriate compensation for selling shares of the CE Fund. In addition, you may be entitled to a fee for servicing your clients who are shareholders in a CE Fund, subject to applicable law and FINRA Conduct Rules. You agree that any repurchases of shares of a CE Fund that were originally purchased as Qualifying Sales shall be subject to Subsection 7(b) hereof.

You expressly acknowledge and understand that, notwithstanding anything to the contrary in this Agreement:

(a)	Certain CE Funds do not have a distribution and servicing plan and in no event will such CE Fund pay, or have any obligation to pay, any compensation directly or indirectly to you.
(b)	Shares of a CE Fund will not be repurchased by either the CE Fund (other than through repurchase offers or tender offers by the CE Fund from time to time, if any) or by us and no secondary market for such shares exists currently, or is expected to develop. Any representation as to a repurchase or tender offer by a CE Fund, other than that set forth in the CE Fund’s then-current Prospectus, notification letters, reports or other related material provided by the CE Fund, is expressly prohibited.

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(c)	An early withdrawal charge payable by shareholders of a CE Fund to us may be imposed on shares accepted for repurchase or through a tender offer by the CE Fund that have been held for less than a stated period, as set forth in the CE Fund’s then current Prospectus.
(d)	In the event your customer cancels his or her order for shares of a CE Fund after confirmation, such shares will not be repurchased, remarketed or otherwise disposed of by or through us.

21.    Fund Information. You are not authorized to give any information or make any representations concerning shares of a Fund except those contained in the Fund’s then-current Prospectus, Summary Prospectus, Statement of Additional Information or in other materials produced by us or by the Fund nor may you present or create any information or materials that are contrary to or inconsistent with the materials so provided to you. We will supply reasonable quantities of, and/or reasonable electronic access to, Prospectuses (and/or any applicable Summary Prospectuses), sales or other marketing materials, and additional information as issued by the Fund or by us. We will not be responsible for reimbursing you for any costs or expenses you may incur for accessing or printing such materials. You are not authorized to modify or translate any materials we have provided to you.

You agree, represent and warrant that you are solely responsible for any materials prepared by you that are based upon information concerning shares of a Fund produced by us or the Fund and that such materials will (a) conform to all requirements of any applicable laws or regulations of any government or authorized agency in the U.S. or any other country having jurisdiction over the offering or sale of shares of the Funds, (b) not be contrary to or inconsistent with the information or materials provided to you by us or a Fund and (c) be made available to us upon request. You agree to file any advertising or sales material relating to the Funds prepared by you with FINRA, or other applicable legal or regulatory authority, within the timeframes that may be required from time to time by FINRA or such other legal or regulatory authority. Unless otherwise expressly agreed to in writing, it is understood that we will neither review nor approve for use any materials prepared by you and will have no involvement in the preparation of, or responsibility for, any such materials prepared by you. Notwithstanding the above, you may not use our Franklin Templeton Investments name or logo in materials prepared by you without our prior written consent.

22.    Use of Site. Each of your registered representatives, agents, independent contractors and employees will have access to the Sites as provided herein, (a) upon registration by such individual on a Site (including providing certain data and codes identifying you), (b) if you cause an MOS Site Access Request Form (an “Access Form”) to be signed by your authorized supervisory personnel and submitted to us, as a Schedule to, and legally a part of, this Agreement or (c) if you provide such individual with the necessary access codes or other information necessary to access the Sites through any generic or firm-wide authorization we may grant you from time to time. Upon receipt by us of a completed registration submitted by an individual through the Sites or a signed Access Form referencing such individual, we shall be entitled to rely upon the representations contained therein as if you had made them directly hereunder and we will issue a user identification, express number and/or password (collectively, “Access Code”). Any person to whom we issue an Access Code or to whom you provide the necessary Access Codes or other information necessary to access the Sites through any generic or firm-wide authorization we may grant you from time to time shall be an “Authorized User.” We shall be entitled to assume that such person validly represents you and that all instructions received from such person are authorized, in which case such person will have access to the Site, including all services and information to which you are authorized to access on the Site. All inquiries and transactions initiated by you (including your Authorized Users) are your responsibility, are at your risk and are subject to our review and approval (which could cause a delay in processing). You agree that we do not have a duty to question information or instructions you (including Authorized Users) give to us under this Agreement, and that we are entitled to treat as authorized, and act upon, any such instructions and information you submit to us. You agree to take all reasonable measures to prevent any individual other than an Authorized User from obtaining access to the Site. You agree to inform us if you wish to restrict or revoke the access of any individual Access Code. If you become aware of any loss or theft or unauthorized use of any Access Code, you agree to contact us immediately. You also agree to monitor your (including Authorized Users’) use of the Site to ensure the terms of this Agreement are followed. You acknowledge that the Sites are transmitted over the Internet on a reasonable efforts basis and we do not warrant or guarantee their accuracy, timeliness, completeness, reliability or non-infringement. Moreover, you acknowledge that the Sites are provided for informational purposes only, and are not intended to comply with any requirements established by any regulatory or governmental agency.

23.     Dealer Representation. You represent and warrant that you will comply with all applicable U.S. federal, state and local laws and regulations in performing your obligations hereunder. Without limiting the foregoing, you agree that in recommending to a customer the purchase, sale or exchange of any shares, or class of shares, of a Fund, you shall have reasonable grounds for believing that the recommendation is suitable for such customer. You also agree that you will comply with all policies and agreements concerning Site usage, including, without limitation, the Terms of Use Agreement(s) posted on the Sites (“Site Terms”), as may be revised and reposted on the Sites from time to time, and those Site Terms (as in effect from time to time) are a part of this Agreement.

24.	Indemnification; Defense of Claims; Attorneys’ Fees. You agree to indemnify and hold harmless us and the Funds, as well as our and the Funds’ respective officers, directors and employees (collectively, “indemnitees”), from any and all actual and/or alleged losses, claims, liabilities and expenses (including reasonable attorneys’ fees and expenses) (collectively “Losses”) arising from or as the result of (1) any actual or alleged violation of any statute or regulation (including, without limitation, U.S. and state securities laws and regulations and consumer protection laws, as well as the laws of any foreign country where you offer or sell shares of the Funds)

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and/or any actual or alleged violation of common law (including, without limitation, all tort and/or contract claims), which in any way relate to any offer, sale, redemption, transfer or exchange of shares of the Funds (including any actual and/or alleged mishandling of the transaction and/or misappropriation of the proceeds in connection therewith) by you and/or by or through any of your officers, directors, employees, independent contractors or agents, (2) the breach by you or any of your officers, directors, employees, independent contractors or agents of any of the terms and conditions of this Agreement and/or (3) any use, including unauthorized access obtained through you, of the Sites by you or your officers, directors, employees or agents, provided, however, that an Indemnitee shall not be entitled to indemnification hereunder to the extent the actual and proximate cause of any such Losses is attributed to such Indemnitee’s own negligence, willful misconduct or breach.

In addition, you agree that in the event that the Indemnitees are named in any legal proceedings (including, but not limited to, lawsuits filed in court and statements of claim filed in an arbitration forum) which involve claims and/or liabilities that are the subject of this Agreement, we and the Fund(s) may, following notice to you, retain attorneys of our choice to represent us and/or the Fund(s) in such legal proceedings at your expense, and you will promptly reimburse us and/or the Fund(s) for the attorneys’ fees and expenses incurred in connection with the defense of any such legal proceedings. This Section 24 shall survive the termination of this Agreement.

25.     Termination; Succession; Assignment; Amendment. Each party to this Agreement may terminate its participation in this Agreement by giving written notice to the other parties. Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other parties or any officer or member thereof, or was mailed postpaid or delivered by electronic transmission to the other parties’ chief legal officers at the addresses shown herein or the address listed with FINRA. This Agreement shall terminate immediately upon the appointment of a Trustee under the Securities Investor Protection Act or any other act of insolvency by you. The termination of this Agreement by any of the foregoing means shall have no effect upon transactions entered into prior to the effective date of termination. A trade placed by you subsequent to your voluntary termination of this Agreement will not serve to reinstate the Agreement. Reinstatement, except in the case of a temporary suspension of a dealer, will be effective only upon written notification by us to you. This Agreement will terminate automatically in the event of its assignment by us. For purposes of the preceding sentence, the word “assignment” shall have the meaning given to it in the 1940 Act. This Agreement may not be assigned by you without our prior written consent. This Agreement may be amended by us at any time by written notice to you at the address given below (or such other address as specified in writing by you) or the address listed with FINRA and your placing of an order for shares of a Fund or acceptance of payments of any kind after the effective date and receipt of notice of any such Amendment shall constitute your acceptance of such Amendment. Notwithstanding the foregoing, the Site Terms may be separately amended as provided therein and as so amended and in effect from time to time shall be a part of this Agreement.

26.    Privacy; Anti-Money Laundering.

(a)	Each party to this Agreement agrees to limit the disclosure of nonpublic personal information of shareholders and customers consistent with its policies on privacy with respect to such information and Regulation S-P of the SEC. Each party hereby agrees that it will comply with all applicable requirements under the regulations implementing Title V of the Gramm-Leach-Bliley Act and any other applicable federal and state consumer privacy acts, rules and regulations. Each party further represents that it has in place, and agrees that it will maintain, information security policies and procedures for protecting nonpublic personal customer information adequate to conform to applicable legal requirements.
(b)	Each party to this Agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001, the Bank Secrecy Act and their corresponding implementing regulations (collectively, the “AML Laws”), which require,among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it has established policies and procedures reasonably designed to detect and prevent money laundering and to comply with the AML Laws, including FINRA Rule 3011, in all relevant aspects. Each party agrees that it will take such further steps and cooperate with the other party as may be reasonably necessary to facilitate compliance with the AML Laws. Each party also certifies that it complies with the economic sanction programs administered by the U.S. Treasury’s Office of Foreign Assets Control.

27.    Setoff; Dispute Resolution. Should any of your concession accounts with us have a debit balance, we may offset and recover the amount owed to us or the Funds from any other account you have with us, without notice or demand to you. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules of FINRA or the American Arbitration Association. Judgment upon any arbitration award may be entered by any court having jurisdiction. This Agreement shall be construed in accordance with the laws of the State of California, not including any provision that would require the general application of the law of another jurisdiction.

28.    Acceptance; Cumulative Effect. This Agreement is cumulative and supersedes any similar agreement previously in effect. It shall be binding upon the parties hereto when signed by us and accepted by you. If you have a current dealer or selling agreement with

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us, your first trade or acceptance of payments from us after your receipt of this Agreement, as it may be amended pursuant to Section 25, above, shall constitute your acceptance of its terms. Otherwise, your signature below shall constitute your acceptance of its terms.

29.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Facsimile, portable document format, or other non-manipulable, static image or electronic format copies of the executed Agreement shall be treated as originals and shall be considered binding for both parties.

30.    Effectiveness of Payment Obligations. No compensation, fees or payment obligations contemplated by this Agreement will accrue until the date that the Agreement is executed by us.

One Franklin Parkway

San Mateo, CA 94403-1906

Attention: Chief Legal Officer (for legal notices only) (650) 312-2000

100 Fountain Parkway

St. Petersburg, Florida 33716-1205 (727) 299-8712

Firm Name

By:

(Signature)	(Date)

Name	Title

Address	City	State ZIP

Firm FINRA CRD #	Telephone

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Appendix A - Additional Terms and Conditions Regarding Rule 22c-2

To the extent you are a “Financial Intermediary” with respect to the Funds, you agree as follows:

1.1 Agreement to Provide Information. You agree to provide Distributors, upon written request, the taxpayer identification number (“TIN”) of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer or exchange of Fund Shares held through an account maintained by you during the period covered by the request.

1.1.1 Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. Distributors may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by it for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

1.1.2 Form and Timing of Response. You agree to transmit the requested information that is on your books and records to Distributors or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on your books and records, you agree to: (i) provide or arrange to provide Distributors or its designee the requested information regarding Shareholders who hold an account with an indirect intermediary; or (ii) prohibit further purchases of Fund Shares by such indirect intermediary on behalf of itself or other persons. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to Distributors should be consistent with the NSCC Standardized Data Reporting Format.

1.1.3 Limitations on Use of Information. Distributors agrees not to use the information received for marketing or any other similar purpose without your prior written consent.

1.2 Agreement to Restrict Trading. You agree to execute written instructions from Distributors or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by Distributors or its designee as having engaged in transactions in Shares (directly or indirectly through an account established by you) that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

1.2.1 Form of Instructions. Instructions must include the TIN and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

1.2.2 Timing of Response. You agree to execute instructions as soon as reasonably practicable, but not later than five (5) business days after your receipt of the instructions.

1.2.3 Confirmation. You must provide written confirmation to us or our designee that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

1.3 Excepted Funds. These terms and conditions shall not apply to any “excepted fund” as defined in Section 1.4 of this appendix.

1.4 Definitions

“Distributors” means Franklin Distributors, LLC.

“Funds” or a “Fund” means certain registered investment companies, and separate series of such companies, for which Distributors serves as the principal underwriter.

“Financial Intermediary” means:

(i)	any broker, dealer, bank or other person that holds securities issued by a Fund, in nominee name;
(ii)	a unit investment trust or fund that invests in a Fund in reliance on section 12(d)(1)(E) of the 1940 Act (15 U.S.C. 80a-12(d)(1)(E)); and
(iii)	in the case of a participant-directed employee benefit plan that owns the securities issued by a Fund, a retirement plan’s administrator under section 3(16)(A) of the Employee Retirement Income Security Act of 1974 (29 U.S.C. 1002 (16)(A)) or any person that maintains the plan’s participant records.

Notwithstanding the above, “Financial Intermediary” does not include any person that the Fund treats as an individual investor with respect to the Fund’s policies established for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund.

“Excepted Fund” means:

(i)	any Fund that is regulated as a money market fund under Rule 2a-7 under the 1940 Act;
(ii)	any Fund that issues securities that are listed on a national securities exchange; and
(iii)	any Fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the Fund permits short-term trading of its securities and that such trading may result in additional costs for the Fund.

“Shareholder” means:

(i)	a beneficial owner of securities held in nominee name;
(ii)	a participant in a participant-directed employee benefit plan;
(iii)	a holder of interests in a fund or unit investment trust that has invested in a Fund in reliance on section 12(d)(l)(E) of the 1940 Act; and
(iv)	a holder of interests in a variable annuity or variable life insurance contract issued by a financial intermediary and for which one or more Funds serve as underlying investments.

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“Shareholder” does not include a fund investing pursuant to section 12(d)(l)(G) of the 1940 Act, a trust established pursuant to section 529 of the Internal Revenue Code (26 U.S.C. 529), or a holder of an interest in such a trust.

“Shares” means the interests of Fund Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by a financial intermediary.

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